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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Agile Therapeutics, Inc. for the registration of up to $100,000,000 of common stock, preferred stock, warrants, debt securities, rights to purchase common stock, preferred stock, debt securities or units and to the incorporation by reference therein of our report dated March 12, 2018, with respect to the financial statements of Agile Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Metro Park, New Jersey
November 2, 2018

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm